Exhibit 99.1

<For Immediate Release>

TRX SELLS RESX ONLINE BOOKING SOLUTION TO NUTRAVEL

ATLANTA, 7 November, 2011 — TRX, Inc. (www.trx.com) (OTCQB: TRXI), a world-leading provider of travel technology, process automation, consulting and data services, announced today it has finalized the sale of its corporate travel, self-booking solution, RESX®, to nuTravel Technology Solutions (nuTravel), an online booking tool provider. “The sale of RESX marks a transition point for TRX and is truly a win for both TRX and nuTravel,” said Shane Hammond, President and CEO, TRX, Inc. “nuTravel will benefit from the added scale and technical expertise we’ve developed over the years, and TRX will gain greater latitude to partner more aggressively in the travel space as well as expand our relationship with nuTravel across multiple initiatives. Going forward, TRX will continue to focus on data analytics and agency automation as key drivers to support our goals of helping our clients drive efficiencies and reduce costs.”

“The RESX acquisition marks a monumental groundswell in new business. The added scale propels nuTravel into the top tier of online booking solution providers,” said nuTravel President and CEO Carmine Carpanzano. “With our flexible and robust technology platforms and customer-first focus, nuTravel is set to continue our track record of growth and market innovation.”

Founded in 2002, nuTravel has become a major force in corporate online booking throughout the North American marketplace; its growth primarily driven by key relationships within the TMC distribution channel, a strong focus on cost, and the dedicated effort of a small staff of talented industry experts. In this strategic move, nuTravel’s client base will grow to 115 distributors supporting more than 2,300 small, medium and large corporations, servicing nearly 1.5 million travelers while combining the technical strengths of both the CTS and RESX booking technology platforms.

In addition to the acquisition, nuTravel and TRX have agreed on a mutual referral agreement whereby customers of both companies can benefit by purchasing bundled booking and expense solutions as well as other products and services offered by both companies. “Furthering each company’s long-standing commitments to putting customers first, nuTravel and TRX will work diligently to ensure a successful hand-off of operations with a minimal impact to current RESX users,” said Carpanzano. “We plan to keep in place many aspects of clients’ current relationship with TRX, from technical support, to the way customers access the RESX booking platform while we determine how best to integrate the products.”

“We are very excited about the prospects ahead of us,” added Carpanzano, “as we blend the considerable talents and technologies of RESX and nuTravel to offer the best option in the world of online booking technologies.”

About TRX

TRX is a world-leading travel technology and data services provider offering more than 20 software-as-a-service utilities for online booking, reservation processing, data intelligence, and process automation. We deliver our technology applications in an on-demand environment to travel agencies, corporations, travel suppliers, government agencies, credit card associations, credit card issuing banks, and third-party administrators. We provide patented savings maximization solutions via our travel analytics consulting practice, extending spend management services to travel buyers all over the world. We complement all of these offerings with a global workforce focused on travel process automation and re-engineering. For more information about TRX or to contact a TRX sales office, phone 404.929.6100 or visit the Company’s website at www.trx.com.

About nuTravel Technology Solutions

Leveraging over 20 years of travel management and technology experience, nuTravel Technology Solutions delivers the industry’s fastest, most comprehensive and flexible online corporate self-booking tools – providing a robust and intuitive selection of travel content -and smooth integration into travel management companies and corporations. For more information, please visit www.nuTravel.com.

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Media Contacts:

TRX, Inc.

John Broaddus

Vice President, Sales, TRX Inc.

john.broaddus@trx.com

+1 (404) 417-7197